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                                                                     EXHIBIT 99


For Immediate Release:
December 19, 2002
Contact: Donald R. Blackburn
         Vice President of Shareholder Relations
         The Delaware County Bank and Trust Company
         (740) 657-7010


                Jeffrey T. Benton Introduced As The New President
        And Chief Executive Officer Of The Delaware County Bank and Trust


Jeffrey T. Benton was appointed President and Chief Executive Officer of The Delaware County Bank and Trust Company by the Board of Directors.

Mr. Benton was the Executive Vice President of the Community First Bank and Trust, a $700 million operation with 20 locations serving Northwest Ohio and Eastern Indiana. Mr. Benton is a native of Delaware, Ohio, and has over 20 years of banking with Bank One and Community First Bank and Trust.

"Jeff Benton not only grasps the concept of community banking, he is a sound, high caliber banker with the job skills necessary to increase the profitability of our company," noted Dr. G. William Parker, Chairman of the DCB Financial Corp, the parent company of The Delaware County Bank and Trust Company. "We are pleased that he has joined our company."

"It will be a honor to return to Delaware and lead The Delaware County Bank and Trust Company," stated Mr. Benton. "We have a tremendous opportunity to become one of the premier financial institutions in the state of Ohio."

Mr. Benton is a graduate of Miami University in Oxford, Ohio and is a Certified Public Accountant.

The Delaware County Bank & Trust Company operates 16 banking center locations in Delaware, Union & Franklin counties and currently has over $535 million in total assets.